UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2 )*

RCI Hospitality Holdings, Inc
(Name of Issuer)

Common Stock
(Title of Class of Securities)

74934Q108
(CUSIP Number)

12/31/2020
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 74934Q108
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cooper Capital Securities, L.P. (Tax ID: 47-4989992)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 270,464
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 270,464

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,471
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.6%
12	TYPE OF REPORTING PERSON (see instructions) PN

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CUSIP No. 74934Q108
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cooper Capital Management, LLC (Tax ID: 87-0728421)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 270,464
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 270,464

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,471
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.6%
12	TYPE OF REPORTING PERSON (see instructions) PN

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CUSIP No. 74934Q108
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Yilaap Lai
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 270,464
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 270,464

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,471
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.6%
12	TYPE OF REPORTING PERSON (see instructions) IN

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CUSIP No. 74934Q108
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Adam Mikkelsen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New Zealand

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 52,007
	6	SHARED VOTING POWER 270,464
	7	SOLE DISPOSITIVE POWER 52,007
	8	SHARED DISPOSITIVE POWER 270,464

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,471
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.6%
12	TYPE OF REPORTING PERSON (see instructions) IN

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Item 1(a).	Name of Issuer:

RCI Hospitality Holdings, Inc

Item 1(b).	Address of Issuer’s Principal Executive Offices:

10737 Cutten Road, Houston, Texas 77066

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed by Cooper Capital Securities, L.P.; Cooper Capital Management LLC, the general partner of Cooper Capital Securities, L.P.; Adam Mikkelsen, the managing member of Cooper Capital Management, LLC; and Yilaap Lai, the limited partner of Cooper Capital Securities, L.P.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

520 Newport Center Drive, Suite 500, Newport Beach, California 92660

Item 2(c).	Citizenship:

Cooper Capital Securities, L.P. is a Delaware limited partnership. Cooper Capital Management LLC is a Delaware limited liability company. Yilaap Lai is a United States citizen. Adam Mikkelsen is a New Zealand citizen.

Item 2(d).	Title of Class of Securities:

Common stock

Item 2(e).	CUSIP Number: 74934Q108

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Item 3.	If this Statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under Section 15 of the Act;
	(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
	(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);
	(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

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Item 4. Ownership

(a)	Amount beneficially owned:

Cooper Capital Securities, L.P. is the beneficial owner of 270,464 shares of the Issuer’s common stock. Cooper Capital Securities, L.P. shares voting and dispositive power over such shares with Cooper Capital Management, LLC, Yilaap Lai, and Adam Mikkelsen.

Cooper Capital Management, LLC, as the general partner of Cooper Capital Securities, L.P., is the beneficial owner of 270,464 shares of the Issuer’s common stock.

Yilaap Lai is the beneficial owner of 270,464 shares of the Issuer’s common stock.

Adam Mikkelsen is the beneficial owner of 322,471 shares of the Issuer’s common stock.

(b)	Percent of class:
	Cooper Capital Securities, L.P.	3.0%
	Cooper Capital Management, LLC	3.0%
	Yilaap Lai	3.0%
	Adam Mikkelsen	3.6%

(c)	Number of shares as to which such person has:
	i.	sole power to vote or to direct the vote:
		Cooper Capital Securities, L.P.	0
		Cooper Capital Management, LLC	0
		Yilaap Lai	0
		Adam Mikkelsen	52,007

	ii.	shared power to vote or to direct the vote:
		Cooper Capital Securities, L.P.	270,464
		Cooper Capital Management, LLC	270,464
		Yilaap Lai	270,464
		Adam Mikkelsen	270,464

	iii.	sole power to dispose or to direct the disposition of:
		Cooper Capital Securities, L.P.	0
		Cooper Capital Management, LLC	0
		Yilaap Lai	0
		Adam Mikkelsen	52,007

	iv.	shared power to dispose or to direct the disposition of:
		Cooper Capital Securities, L.P.	270,464
		Cooper Capital Management, LLC	270,464
		Yilaap Lai	270,464
		Adam Mikkelsen	270,464

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Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect for the time being.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/12/21

Cooper Capital Securities, L.P.
By:	Cooper Capital Management LLC, its General Partner
By:	/s/ Adam Mikkelsen
Adam Mikkelsen, Managing Member

Cooper Capital Management, LLC
By:	/s/ Adam Mikkelsen
Adam Mikkelsen, Managing Member

Yilaap Lai
/s/ Yilaap Lai

Adam Mikkelsen
/s/ Adam Mikkelsen

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